Exhibit 99.1

MICHAEL PARODI RESIGNS AS CHIEF EXECUTIVE OFFICER OF TEGAL CORPORATION

Petaluma, Calif., March 2, 2005 — Tegal Corporation (Nasdaq:TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced that Michael Parodi had resigned as president, chief executive officer, chairman and a member of the Board of Directors of the Company. Pending a search for a new chief executive officer, Thomas R. Mika, currently the executive vice president and chief financial officer of the Company, will serve as interim chief executive officer and president of Tegal. Duane Wadsworth, an outside director, will serve as chairman of the Board.

Tegal stated that Mr. Parodi had been asked for his resignation by Tegal’s Board of Directors promptly following the Board first becoming aware that Mr. Parodi had been found to have violated California securities laws in connection with the repurchase in 1995 of shares by Semiconductor Systems, Inc., a privately held company of which Mr. Parodi was the chief executive officer and a director. The case is Hsu v. Semiconductor Systems, Inc. et al., case no. H-1931194 in the California Superior Court for Alameda County and cases nos. A097708, A097974 and A098305 in the California Court of Appeal for the First Appellate District. All activities at issue in the case took place before Mr. Parodi joined Tegal Corporation in 1998 and Semiconductor Systems, Inc. has never had any relationship or interactions with Tegal Corporation.

Safe Harbor Statement

Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company’s products and services. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of these risks and uncertainties, please refer to the Company’s periodic filings with the Securities and Exchange Commission.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices. Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents. Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits. More information is available on the Internet at: www.tegal.com.

Contact:

Tegal Corporation
Thomas Mika
(Interim President & Chief Executive Officer), 707/763-5600